Exhibit 3.3
FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
MAGNACHIP SEMICONDUCTOR LLC,
a Delaware limited liability company
Dated as of February 12, 2010
THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH, THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED. TRANSFER OF THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT MAY BE FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

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Page
13.4 Effect of Waiver or Consent	30
13.5 Amendment	30
13.6 Binding Act	30
13.7 Governing Law	30
13.8 Consent to Exclusive Jurisdiction	30
13.9 Severability	31
13.10 Further Assurances	31
13.11 No Third Party Benefit	31
13.12 Counterparts	31
13.13 Construction	31

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FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
MAGNACHIP SEMICONDUCTOR LLC,
a Delaware limited liability company
     THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of MAGNACHIP SEMICONDUCTOR LLC (the “Company”) dated as of February 12, 2010 is entered into by and among the parties listed on Exhibit A attached hereto (the “Existing Members”) and those other Persons (defined below) who become Members (defined below) of the Company from time to time, as hereinafter provided. All capitalized terms used in this Agreement and not otherwise are defined herein are defined in Annex I hereto.
ARTICLE I.
ORGANIZATION
1.1 Formation; Effective Date. The Company was organized as a Delaware limited liability company on November 26, 2003 by the filing of a certificate of formation (the “Certificate”) with the Office of the Secretary of State of the State of Delaware under and pursuant to the Act (defined below). The name of the Company was changed from “System Semiconductor Holding LLC” to “MagnaChip Semiconductor LLC” on August 31, 2004 by the filing of a Certificate of Amendment to the Certificate with the Office of the Secretary of State of the State of Delaware under and pursuant to the Act. This Agreement, which further amends and restates the Fourth Amended and Restated Limited Liability Company Operating Agreement of the Company dated as of November 9, 2009 (the “Prior Agreement”), which had amended and restated the Third Amended and Restated Limited Liability Company Operating Agreement of the Company dated as of October 6, 2004, which had amended and restated the First Amended and Restated Limited Liability Company Operating Agreement of the Company dated as of September 10, 2004, which had amended and restated the Operating Agreement of the Company dated as of June 8, 2004, is made and filed in accordance with Section 13.5 of the Prior Agreement by a Required Interest as of the date hereof (the “Effective Date”). The Prior Agreement was filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to a plan of reorganization (as amended from time to time, the “Chapter 11 Plan”) confirmed by an order of the Bankruptcy Court, dated August 25, 2009, in In re: MagnaChip Semiconductor Finance Company, et al., Case No.: 09-12008 (PJW) under Chapter 11 of Title 11 of the United States Code (the “Order”) and became effective November 9, 2009 (the “Chapter 11 Plan Effective Date”). Pursuant to the Order and as set forth in the Chapter 11 Plan, among other things, all equity securities of the Company issued and outstanding immediately prior to the Chapter 11 Plan Effective Date and the Effective Date (as defined in the Prior Agreement) of the Prior Agreement were discharged, terminated and cancelled. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement shall, to the extent permitted by the Act, control. As used herein, “Act” means the Delaware Limited

Liability Company Act (6 Del. C. § 18-101 et seq.), and any successor statute, as amended from time to time.
     1.2 Name. The name of the Company is “MagnaChip Semiconductor LLC” and all Company business must be conducted in that name or in such other names that comply with applicable law as the Board of Directors of the Company (the “Board of Directors”) may select from time to time.
     1.3 Registered Agent; Offices. The registered agent and office of the Company required by the Act to be maintained in the State of Delaware shall be National Corporate Research, Ltd., 615 S. DuPont Highway, Dover, Delaware 19901, or such other agent or office (which need not be a place of business of the Company) as the Board of Directors may designate from time to time in the manner provided by applicable law. The principal office of the Company shall be located at such place within or without the State of Delaware, and the Company shall maintain such records, as the Board of Directors shall determine from time to time. The Company may have such other offices as the Board of Directors may designate from time to time.
     1.4 Purpose.
          (a) The nature or purpose of the business to be conducted or promoted by the Company is to (i) purchase from time to time and hold equity and/or debt investment interests in MagnaChip Semiconductor S.A., a company organized under the laws of Luxembourg (“MagnaChip Luxembourg”), MagnaChip Semiconductor, Inc., a Delaware corporation (“MagnaChip US”) and any successor to MagnaChip Luxembourg or MagnaChip US or any direct or indirect subsidiary of such entities; (ii) engage in the semiconductor industry or related industries or purchase from time to time and hold equity and/or debt investment interests in entities engaged in such industries; (iii) perform all duties and activities as a controlling stockholder of MagnaChip Luxembourg and MagnaChip US or their respective successors and manage the investments of the Company; (iv) hold for investment, distribute and/or otherwise dispose of cash or property distributed to the Company by MagnaChip Luxembourg or MagnaChip US or otherwise received by the Company in connection with its business; and (v) engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.
          (b) Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 1.4(a).
     1.5 Foreign Qualification. The Board of Directors shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction where the nature of its business makes such qualification necessary or desirable; provided that the Board of Directors shall provide to each Member such notice of its intention to so qualify in any jurisdiction outside the United States as is reasonably practicable, which such notice shall contain the name of the jurisdiction and the reason for such qualification to the extent reasonably practicable. Subject to the preceding sentence, at the request of the

Board of Directors, each Member shall execute, acknowledge, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
ARTICLE II.
MEMBERSHIP INTERESTS
2.1 Existing Members; New Members.
          (a) The Existing Members of the Company are designated on Exhibit A. Pursuant to the Order and as set forth in the Chapter 11 Plan, upon the Chapter 11 Plan Effective Date, the Prior Agreement was deemed to be valid, binding and enforceable in accordance with its respective terms, and each Member was bound thereby, in each case, without the need for execution by any party thereto other than Avenue and the Company. The number of Common Units owned by each Member, such Member’s Percentage Interest (defined below) of each class of Units (defined below) and such Member’s Capital Contributions as of the date hereof are set forth on Exhibit A opposite such Member’s name. Each Member’s Membership Interest shall be represented by Units of Membership Interest.
          (b) Subject to the approval by the Board of Directors, the Company shall have the right to issue or sell to any Person (including Members and affiliates of Members) any of the following (which for purposes of this Agreement shall be referred to as “Additional Interests”): (i) additional Common Units and (ii) warrants, options, or other rights to purchase or otherwise acquire Common Units. Subject to the provisions of this Agreement and approval by the Board of Directors, the Company shall determine the number of each class or series of Units to be issued or sold and the contribution required in connection with the issuance of such Additional Interests. In order for a Person to be admitted as a new Member of the Company with respect to an Additional Interest, with respect to Units that have been transferred pursuant to this Agreement or otherwise: such Person shall have delivered to the Company a written undertaking in a form acceptable to the Company to be bound by the terms and conditions of this Agreement and shall have delivered such documents and instruments as the Company reasonably determines to be necessary or appropriate in connection with the issuance of such Additional Interest to such Person or the transfer of Units to such Person or to effect such Person’s admission as a Member. Thereafter, the Secretary of the Company shall amend Exhibit A without the further vote, act or consent of any other Person to reflect such new Person as a Member and shall make available for review a copy of such amended Exhibit A to each Member. Upon the delivery of such documents and instruments, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued such Person’s Units.
          (c) As used herein, the following terms shall have the following meanings:
     (i) “Member” means (a) the Existing Members and (b) any Person hereafter admitted to the Company as a member as provided in this Agreement but does not include any Person who has ceased to be a member in the Company.
     (ii) “Membership Interest” means a Member’s entire interest in the Company, including such Member’s economic interest, the right to vote on or participate in the Company’s management, and the right to receive information concerning the business and affairs of the Company, in each case, to the extent expressly provided in this Agreement or required by the Act. A Member’s Membership Interest is represented by the Units that it owns.
     (iii) “Percentage Interest” means, with respect to any Member, the percentage of the total number of Units of the class of Units in question owned by such Member.
     2.2 Representations and Warranties. Each Member hereby represents and warrants to the Company and to each other Member that:
          (a) Such Member has full legal right, power and authority (including the due authorization by all necessary corporate, limited liability company or partnership action in the case of corporate, limited liability company or partnership Members) to enter into this Agreement and to perform such Member’s obligations hereunder without the need for the consent of any other Person; and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of such Member enforceable against such Member in accordance with the terms hereof.
          (b) The Units are being received by such Member for investment and not with a view to any distribution thereof that would violate the United States Securities Act of 1933, as amended (the "Securities Act”), or the applicable securities laws of any state; such Member will not distribute the Units in violation of the Securities Act or the applicable securities laws of any state.
          (c) Such Member is financially able to hold the Units for long-term investment, believes that the nature and amount of the Units being acquired are consistent with such Member’s overall investment program and financial position, and recognizes that there are substantial risks involved in acquiring the Units. Such Member is aware that the Company may issue additional securities in the future which could result in the dilution of such Member’s ownership interest in the Company.
          (d) Such Member confirms that (i) such Member is familiar with the business of the Company, (ii) such Member has had the opportunity to ask questions about the Company and to obtain (and that such Member has received to its satisfaction) such information about the business and financial condition of the Company as such Member has reasonably requested, and (iii) such Member, either alone or with such Member’s representative (as defined in Rule 501(h) promulgated under the Securities Act), if any, has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of the prospective investment in the Units.
          (e) Such Member acknowledges and agrees that such Member’s Units cannot be sold, assigned, transferred, exchanged or otherwise disposed of except in compliance with the terms of this Agreement to which such Member is bound.
          (f) If such Member is not a citizen of the United States of America, such Member hereby represents that such Member is satisfied as to the full observance of the laws of such Member’s jurisdiction of organization in connection with the acquisition of Units or any use of this Agreement. Such Member’s acquisition of and continued ownership of, Units will not violate any applicable securities or other laws of such Member’s jurisdiction of organization.

          (g) Such Member understands that the Units have not been registered under the Securities Act or the securities laws of any state and may not be transferred, pledged or hypothecated except as permitted under the Securities Act and applicable state securities laws pursuant to registration or an exemption therefrom; such Member understands that any certificates evidencing the Units, or any other securities issued in respect of the Units upon any split, dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required under applicable U.S. federal and state securities laws or called for by any agreement between the Company and such Member):
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER SIMILAR TRANSFER AND VOTING AS SET FORTH IN A LIMITED LIABILITY COMPANY OPERATING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”
     ; provided, however, that the forgoing legend shall not be required with respect to any Units issued pursuant to Section 1145 of the Bankruptcy Reform Act of 1978, as amended, and such Member understands and agrees that any certificates evidencing such Units shall instead bear the following legend (in addition to any other legend required under applicable U.S. federal and state securities laws or called for by any agreement between the Company and such Member):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS BEEN ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY REFORM ACT OF 1978, AS AMENDED (THE “BANKRUPTCY CODE”). THE SECURITIES MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”); PROVIDED THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE. IF THE HOLDER IS

DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE, THEN THE SECURITIES MAY ONLY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UPON REGISTRATION UNDER THE SECURITIES ACT OR RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO MAGNACHIP SEMICONDUCTOR LLC AND ITS COUNSEL THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER SIMILAR TRANSFER AND VOTING AS SET FORTH IN A LIMITED LIABILITY COMPANY OPERATING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”
     2.3 Units; Certification. There shall be one class of Units consisting of units of common Membership Interests in the Company (the “Common Units” or collectively, the "Units”). As of the date hereof, and after giving effect to the transactions contemplated hereby, there shall be authorized (i) Three Hundred Seventy Five Million (375,000,000) Common Units, of which Three Hundred Seven Million Eighty-Three Thousand Nine Hundred Ninety-Six (307,083,996) are issued and outstanding as of the Effective Date. The Company may, in its discretion, issue certificates to the Members representing the Units held by each Member. To the extent that the holder of a Unit is required by the other provisions of this Agreement to deliver or surrender such holder’s certificates representing Units, then, in the event that the Units are not certificated by the Company, the Company will provide a form to be completed and delivered by such holder in lieu thereof.
     2.4 Common Units. Except as otherwise provided herein, all Common Units shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of Common Units shall have the general right to vote for all purposes, including the election of directors of the Board of Directors of the Company (“Directors”), as provided by applicable law and in accordance with ARTICLE V hereof. Each holder of Common Units shall be entitled to one vote for each unit thereof held. Notwithstanding anything to the contrary, to the extent prohibited by Section 1123(a)(6) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the Company will not issue non-voting equity securities; provided, however the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.
     2.5 Information. The Company will provide or make available directly to each Member:

          (a) As soon as available but in any event within one hundred and twenty (120) days after the end of each fiscal year, (A) audited consolidated annual financial statements (including an income statement, balance sheet and statement of cash flows) of the Company, accompanied by (B) a narrative discussion, prepared by the Company’s management, comparing the operations of the current fiscal year and the previous fiscal year.
          (b) As soon as available but in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year, unaudited quarterly consolidated financial statements (including an income statement, balance sheet and statement of cash flows (each unaudited)) of the Company.
          (c) Notwithstanding anything to the contrary contained in this Section 2.5, the Company shall not be required to provide information rights pursuant to Section 2.5 to any Member who is a direct competitor of the Company or its Subsidiaries or to any Member whose Affiliate is a direct competitor of the Company or its Subsidiaries (as determined in each case in good faith by the Board of Directors). Each Member agrees to hold in confidence and trust and not to misuse or disclose any confidential information provided pursuant to this Section 2.5.
     2.6 Liability to Third Parties. Except as otherwise expressly provided by the Act, the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.
     2.7 Lack of Authority. No Member has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company; provided that, this Section 2.7 shall not limit the rights of any Director who is also a Member to act in such Member’s capacity as a Director.
     2.8 Withdrawal. A Member does not have the right to withdraw from the Company as a Member (except in connection with a transfer of its Units in accordance with this Agreement) and any attempt to violate the provisions hereof shall be legally ineffective.
ARTICLE III.
CAPITAL CONTRIBUTIONS
     3.1 Contributions. Each Member shall make or shall have made a Capital Contribution as provided for in this Article III. As used herein, “Capital Contribution” means any contribution by a Member to the capital of the Company; provided that upon the admission of a new Member, the Capital Contribution of each Member shall be deemed equal to the capital account of such Member as revalued pursuant to this Agreement.
     3.2 Additional Capital Contributions and Return of Contributions. No Member shall be required to make any additional Capital Contributions to the Company or to restore any deficit in such Member’s capital account. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member.

     3.3 Advances by Members. With the consent of the Board of Directors, any Member may advance funds to or on behalf of the Company on terms approved by the Board of Directors. An advance described in this Section 3.3 constitutes a loan from the Member to the Company, and is not a Capital Contribution.
     3.4 Capital Account.
          (a) A capital account shall be established and maintained for each Member. Such capital accounts shall be subject to revaluation in accordance with Reg. § 1.704-1(b)(2)(iv)(f) at such time as the Board of Directors shall determine.
          (b) Each Member’s capital account:
     (i) shall be increased by: (A) the amount of money contributed by that Member to the Company, (B) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (C) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Reg. § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Reg. § 1.704-1(b)(4)(i), and
     (ii) shall be decreased by (A) the amount of money distributed to that Member by the Company, (B) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), (C) allocations to that Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (D) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Reg. § 1.704-1(b)(2)(iv)(g), but excluding items described in clause (b)(ii)(C) above and loss or deduction described in Reg. § 1.704-1(b)(4)(i) or § 1.704-1(b)(4)(iii). As used herein, “Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time, and “Reg.” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          (c) The Members’ capital accounts also shall be maintained and adjusted as permitted by the provisions of Reg. § 1.704-1(b)(2)(iv) (f) and as required by the other provisions of Reg. §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Reg. § 1.704-l(b)(2)(iv)(g).
          (d) Upon the exercise of a Warrant, the capital account of the exercising Warrant holder shall be credited with the amount of the exercise price, and the capital accounts of the exercising holder and all the other Members shall be adjusted in accordance with the rules set forth in Proposed

Treasury Reg. § 1.704-1(b)(2)(iv)(s) so that the capital account associated with each Common Unit is equal to the capital account of each other Common Unit. If Proposed Treasury Reg. § 1.704-1(b)(2)(iv)(s) is amended or replaced, these adjustments shall be made in accordance with any subsequent rules applicable to the maintenance of capital accounts upon the exercise of a noncompensatory option at the time of the exercise of the Warrant.
          (e) On the transfer of all or part of a Member’s Units, the capital account of the transferor that is attributable to the transferred Units or part thereof shall carry over to the transferee Member in accordance with the provisions of Reg. § 1.704-l(b)(2)(iv)(l).
     3.5 Safe Harbor Election. In the event that the Proposed Treasury Reg. § 1.83-3(l) is finalized, the Company shall be authorized and directed to make the Safe Harbor Election and the Company and each Member (including any Member who received Units in the Company in exchange for the performance of services, including as a result of the exercise or settlement of an Award) agrees to comply with all requirements of the Safe Harbor with respect to all Units in the Company received in connection with the performance of services (including as a result of the exercise or settlement of an Award) while the Safe Harbor Election remains effective. The Tax Matters Member shall be authorized to (and shall) prepare, and file the Safe Harbor Election.
ARTICLE IV.
ALLOCATIONS AND DISTRIBUTIONS
     4.1 Allocations.
          (a) Profits. After giving effect to any special allocations set forth in this Section 4.1, all items of income and gain of the Company for any fiscal year (or portion thereof) shall be allocated:
     (i) first, to each Member, if any, with a negative capital account balance, in proportion to such negative balances, until any such negative balances have been eliminated;
     (ii) second, with respect to the holders of Common Units, if the positive balances in the Common Unit Capital Accounts of such Members is not in proportion to their relative Percentage Interests, then to the holders of the Common Units in such manner so as to cause such positive balances (after taking into account all allocations to be made under this subsection) to be in proportion to such Percentage Interests; and
     (iii) the balance, if any, to all holders of Common Units in proportion to their Percentage Interests.
          (b) Losses. After giving effect to any special allocations set forth in this Section 4.1, all items of loss and deduction of the Company shall be allocated:
     (i) first, with respect to holders of Common Units, if the positive balances in the Common Unit Capital Accounts of such Members is not in proportion to their relative Percentage Interests, then to the holders of the Common Units in such manner so as to cause such positive balances (after taking into account all allocations to be made under this subsection) to be in proportion to such Percentage Interests;
     (ii) second, with respect to holders of Common Units in proportion to the positive balances in their Common Unit Capital Accounts until such balances have been reduced to zero; and
     (iii) the balance, if any, to holders of Common Units in proportion to their Percentage Interests.
          (c) Special Allocations. The following special allocations shall be made in the following order:
     (i) Limitation on Losses. The losses allocated to any Member pursuant to Section 4.1(b) of this Agreement shall not exceed the maximum amount of losses that can be so allocated without causing such person to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of losses pursuant to Section 4.1(b), the limitation set forth in this Section 4.1(c)(i) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible losses to each Member under Reg. § 1.704-l(b)(2)(ii)(d).
     (ii) Qualified Income Allocation. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Reg. §§ 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), or 1.704-1 (b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit capital account balance of such Member as promptly as possible, provided, that, an allocation pursuant to this Section 4.1(c)(ii) shall be made if and only to the extent that such Member would have a deficit capital account balance after all other allocations provided for in this Section 4.1 have been tentatively made as if this Section 4.1(c)(ii) were not in this Agreement.
     (iii) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to this Agreement, if any, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Reg. §§ 1.704-2(g)(l) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that, an allocation pursuant to this Section 4.1(c)(iii) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 4.1 have been tentatively made as if this Section 4.1(c)(iii) was not in the Agreement.
     (iv) Impact of Company Indebtedness. In the event that the Company incurs indebtedness in any material amount, then the allocation provisions set forth herein shall be deemed to be further modified so as to reflect inclusion of a Company and, if applicable, Member minimum gain chargeback consistent with that set forth in Reg. §§ 1.704-2(f) and (i)(4), which allocations shall be applied before application of the other special allocation provisions set forth in this Section 4.1(c).
     (v) Curative Allocations. The allocations set forth in this Section 4.1(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations promulgated under Code Section 704(b). It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.1(c)(v). Therefore, notwithstanding any other provision of this Section 4.1 (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s capital account balance is, to the extent possible, equal to the capital account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 4.1(a) (other than Section 4.1(c)).
     (vi) “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s capital account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
     (1) Credit to such capital account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Reg. §§ 1.704-2(g)(l) and 1.704-2(i)(5); and
     (2) Debit to such Capital Account the items described in Reg. §§ 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704- l(b)(2)(ii)(d)(6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Reg. § 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          (d) Transfers of Units. All items of income, gain, loss, deduction and credit allocable to any Unit that may have been transferred or otherwise disposed of shall be allocated between the transferor and the transferee based on the percentage of the calendar year during which each was recognized as owning that Unit, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the regulations thereunder.

          (e) Section 704(c) Allocations. Solely for tax purposes, income, gain, loss and deduction with respect to any property contributed to the capital of the Company or for which the adjusted tax basis and book value differ shall be allocated among the Members so as to take account of any variation between adjusted tax basis and book value. The allocations provided in this Section 4.1 are intended to comply with the requirements of Section 704 of the Code and Treasury Regulations thereunder and shall be interpreted (or modified, to the extent necessary) in such manner as is consistent with such requirements, as determined by the Company’s Tax Matters Partner (defined below). For purposes of allocations under Section 704(c) of the Code, the Company shall use the allocation method or methods as determined by the Board of Directors.
          (f) Allocations Upon Exercise of Warrants. In accordance with Proposed Treasury Reg. § 1.704-1(b)(2)(s) and 1.704-1(b)(4)(ix) and solely for tax purposes, corrective allocations of income, gain, loss and deduction shall be made among the Members upon the exercise of a Warrant and thereafter. If these Proposed Treasury Regulations are amended or replaced, then such allocations shall be made in accordance with any subsequent rules applicable to maintenance of capital accounts and allocations resulting therefrom upon the exercise of a noncompensatory option at the time of the exercise of the Warrant. Any elections or other decisions relating to such allocations shall be made by the Board of Directors in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.1(f) are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s capital account or share of profits, losses other items or distributions to any provision of this Agreement.
          (g) Allocations Upon Forfeiture of Exercised Awards. In accordance with Proposed Treasury Reg. § 1.704-1(b)(4)(xii) and Internal Revenue Service Notice 2005-43, issued on May 19, 2005, and solely for tax purposes, in any year in which Units received in exchange for performance of services (including Units received upon exercise or settlement of an Award) are forfeited, the company shall cause (i) forfeiture allocations to be made in the year of forfeiture, and (ii) all material allocations and capital account adjustments in this Agreement not pertaining to the Unit received in exchange for services (including Units received upon exercise or settlement of an Award) to be recognized under Section 704(b). If these Proposed Treasury Regulations are amended or replaced, then such allocations shall be made in accordance with any subsequent rules applicable to allocations and adjustments required to be made upon forfeiture of Units received upon exercise or settlement of the Award. Any elections or other decisions relating to such allocations shall be made by the Board of Directors in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations and adjustments pursuant to this Section 4.1(g) are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s capital account or share of profits, losses other items or distributions to any provision of this Agreement.
     4.2 Distributions.
          (a) Regular Distributions. The Board of Directors shall have the authority to reinvest the Company’s cash generated from operations and dispositions of assets, including the sale or other disposition of equity interests in a related company in which the Company invests directly or indirectly. Consequently, distributions to Members of the Company’s cash or other assets shall be made only at such times and in such amounts as authorized by the Board of Directors and the Board of Directors shall have no obligation or duty to distribute cash or other assets to the Members prior to the dissolution and liquidation of the Company. Distributions, if any, shall be made with respect to holders of Common Units, to all such Members in proportion to their Percentage Interests. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its Units if such distribution would violate the Act or any other Applicable Law.
          (b) Tax Distributions.
     (i) Notwithstanding Section 4.2(a), with respect to each taxable period of the Company, the Company shall, to the extent of available funds, make a Tax Distribution to the Members; provided, that such distribution shall only be made if and to the extent that the Board of Directors determines that the distribution does not violate or breach, or constitute a termination, cancellation or acceleration of, any obligation, contract, agreement or other instrument of the Company.
     (ii) “Tax Distribution” means, for the applicable taxable period, an aggregate cash distribution to the Members equal to (1) the taxable income of the Company for the taxable period multiplied by (2) an assumed tax rate equal to (A) the maximum federal income tax rate for corporations in effect for the taxable period plus (B) six percent (6%). The amount of the Tax Distribution shall be determined by the Company’s independent accounting firm.
     (iii) Tax Distributions shall be distributed among the Members in accordance with their ownership of the Units in the same manner as provided for in Section 4.2(a).
     (iv) Subject to Section 4.2(b)(i), the Company shall make the Tax Distribution, if any, for an applicable taxable period in four installments based on a reasonable estimate of the year’s anticipated taxable income. Such installments shall be distributed no later than the tenth day of each of April, June, September and December of the year.
          (c) Withholding. The Company shall be entitled to withhold and pay over any federal, state or foreign income taxes as required by applicable law and any such payments with respect to the income or distributions of a Member shall be treated as a distribution to the Member on whose behalf the withholding occurs.
ARTICLE V.
DIRECTORS
     5.1 Delegation of Rights and Powers.
          (a) Subject to the delegation of rights and powers provided for herein, the board of directors of the Company, (the “Board of Directors” or the “Board”) shall have the sole right to manage the business and affairs of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, including, without limitation, the right to sell all or substantially all of the assets of the Company, to convert the Company to a corporation or to consummate a public offering of Securities.

          (b) No Member, by reason of such Member’s status as a Member, shall have any authority to act for or bind the Company but shall have only the right to vote on or approve the actions to be voted on or approved by such Member as specified in this Agreement or as required under the Act.
          (c) The officers of the Company shall be elected, removed and perform such functions as are provided in ARTICLE VI. The Board of Directors may delegate to any officer of the Company or to any such other Person such authority to act on behalf of the Company as the Board of Directors may from time to time deem appropriate in its sole discretion.
     5.2 Number; Term.
          (a) The number of Directors of the Company shall initially be five (5) and thereafter, the number of members of the Board of Directors (each, a “Director” and collectively, the "Directors”) may be determined from time to time by a majority vote of the Directors then in office. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director except by the affirmative vote of the Required Interests. The initial Directors are set forth on Schedule I hereto. Each Director shall have one (1) vote with respect to any matters that come before the Board of Directors. Each Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.
          (b) Except as otherwise provided herein, the Directors shall be elected at any annual or special meeting of the Members (or by written consent in lieu of a meeting of the Members) and will serve until their successors are duly elected and qualified pursuant to the terms of this Agreement or until their earlier death, disability, resignation, termination (with cause or without cause) or other removal. So long as Avenue and its Affiliates own at least twenty-five percent (25%) of the then outstanding Common Units, the Board of Directors shall be constituted as follows: (i) Avenue shall have the right to appoint a majority of the Directors (the “Avenue Designated Directors”), (ii) one of the Directors shall be the President and Chief Executive Officer of the Company, and (iii) the remaining Directors will be elected by the affirmative vote of the Required Interests. When Avenue and its Affiliates no longer own at least twenty-five percent (25%) of the outstanding Common Units, the Board of Directors shall be constituted as follows: (A) one of the Directors shall be the President and Chief Executive Officer of the Company and (B) the remaining Directors will be elected by a plurality of the votes cast at the meeting.
     5.3 Vacancies; Removals.
          (a) Other than any vacancy caused by the death, resignation, retirement, disqualification or removal of an Avenue Designated Director, which vacancy may only be filled by Avenue so long as Avenue and its Affiliates own at least twenty-five percent (25%) of the then outstanding Common Units, vacancies resulting from death, resignation, retirement, disqualification, removal or other cause and newly created vacancies resulting from an increase in the number of Directors shall be filled by a majority vote of the Directors then in office, even if the number of such Directors then in office is less than a quorum, or by a sole remaining Director, if applicable. Any Director appointed in accordance with this Section 5.3 shall hold office until the next annual election of Directors and until his or her successor shall have been elected and qualified, subject to such Director’s earlier death, resignation, retirement, disqualification or removal.
          (b) Other than with respect to the Avenue Designated Directors (who may be removed by Avenue and, in the event Avenue and its Affiliates own less than twenty-five percent (25%) of the then outstanding Common Units, may also be removed by a vote of the Required Interest), a Director may be removed from the Board of Directors by a vote of the Required Interest. Any vacancy created by the removal of any former Director (other than an Avenue Designated Director so long as Avenue and its Affiliates own at least twenty-five percent (25%) of the then outstanding Common Units) may be filled by the Required Interest or by a majority of the Directors then in office unless filled by the Required Interest. So long as Avenue and its Affiliates own at least twenty-five percent (25%) of the then outstanding Common Units, any vacancy created by any former Avenue Designated Director may only be filled by Avenue.
     5.4 Subsidiaries. The composition of the board of directors (or similar governing body) of any of the Company’s Subsidiaries shall be determined by a majority vote of the Directors then in office.
     5.5 Meetings of the Board of Directors.
          (a) All meetings of the Board of Directors may be held at any place that has been designated from time to time by resolution of the Board of Directors or in any notice properly given with respect to such meeting. In the absence of such a designation, regular meetings shall be held at the principal place of business of the Company. Any meeting, regular or special, may be held by conference telephone or similar communication equipment; provided that all Directors participating in the meeting can hear one another, and all Directors participating by telephone or similar communication equipment shall be deemed to be present in person at the meeting.
          (b) Regular meetings of the Board of Directors shall be held at such times and at such places as shall be fixed by approval of the Directors in accordance with the terms of this Agreement.
          (c) Special meetings of the Board of Directors for any purpose or purposes may be called at any time by any of the Directors. Notice of the time and place of a special meeting shall be delivered personally to each Director and sent by first class mail, by telegram, telecopy or email (or similar electronic means) or by nationally recognized overnight courier, charges prepaid, addressed to each Director at that Director’s address as it is shown on the records of the Company. If the notice is mailed, it shall be deposited in the United States mail at least five (5) Business Days before the date of the meeting. If the notice is delivered personally or by telephone or by telegram, telecopy or email (or similar electronic means) or overnight courier, it shall be given at least twenty-four (24) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the Director or to a Person designated by such Director to receive such notice. Any notice of a special meeting shall state generally the nature of the business to be transacted as such meeting.
          (d) A majority of the Directors shall constitute a quorum for the transaction of business. Every act done or decision made by the affirmative vote of the Directors holding a majority of the votes present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, except to the extent that the vote of a higher number is required by this Agreement or Applicable Law.
          (e) Notice of any meeting need not be given to any Director who either before or after the meeting signs a written waiver of notice, a consent to holding the meeting or an approval of the minutes. The waiver of notice or consent shall specify the purpose of the meeting. All such waivers, consents and approvals shall be filed with the records of the Company or be made a part of the minutes of the meeting. Notice of a meeting shall also be deemed given to any Director who attends the meeting without protesting at or prior to its commencement the lack of notice to that Director.
          (f) Directors present at any meeting entitled to cast a majority of all votes entitled to be cast by such Directors, whether or not constituting a quorum, may adjourn any meeting to another time and place. Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than forty-eight (48) hours, in which case notice of the time and place shall be given before the time of the adjourned meeting in the manner specified in Section 5.5(c) hereof.
          (g) Any action which could be taken by the Board of Directors at a meeting may be taken without such meeting by the written consent of all the Directors entitled to act at such meeting. Any such written consent may be executed and given by telecopy, email or similar electronic means. Such written consents shall be filed with the minutes of the proceedings of the Board of Directors.
     5.6 Payments to Directors; Reimbursements. Except as otherwise determined by the Board of Directors (by the vote or written consent of a majority of the votes of the disinterested Directors then in office), no Director shall be entitled to remuneration by the Company for services rendered in his or her capacity as a Director (other than for reimbursement of reasonable out-of-pocket expenses of such Director). All Directors will be entitled to reimbursement of their reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors meetings.
     5.7 Competitive Opportunity. The Members and the Company recognize that the Members, their Affiliates and the Directors: (i) may have participated, directly or indirectly, and may continue to participate (including, without limitation, in the capacity of investor, director, officer and employee) in businesses that are similar to or compete with the business (or proposed business) of the Company; (ii) may have interests in, participate with, aid and maintain seats on the board of directors of other such entities; and (iii) may develop opportunities for such entities (collectively, the “Position”). In such Position, the Members, their Affiliates and the Directors may encounter business opportunities that the Company or its Members may desire to pursue. The Members and the Company agree that the Members, their Affiliates and the Directors shall have no obligation to the Company, the Members or to any other Person to present any such business opportunity to the Company before presenting and/or developing such opportunity with any other Persons, other than such opportunities specifically presented to any such Member or Director for the Company’s benefit in his or her capacity as a Member or Director of the Company. Each Member and the Company acknowledges and agrees that, in any such case, to the extent a court might hold that the conduct of such activity is a breach of a duty to the Company, such Member and the Company hereby waive any and all claims and causes of action that such Member and/or the Company believes that it may have for such activities. Each

Member and the Company further agrees that the waivers and agreements in this Agreement identify certain types and categories of activities which do not violate any duty of loyalty to the Company, and such types and categories are not manifestly unreasonable. The waivers and agreements in this Agreement apply to activities conducted before and after the date hereof.
     5.8 Committees. The Board of Directors may, from time to time, designate one or more committees, each committee to consist of one or more Directors. Any such committee shall have such powers and authority as provided in the enabling resolution of the Company with respect thereto. At every meeting of any such committee, the presence of all members thereof shall constitute a quorum and the affirmative vote of a majority of all committee members shall be necessary for the adoption of any resolution; provided, that the Board of Directors shall have the authority to lower the number of committee members so required to constitute a quorum so long as such number is at least a majority of the total number of committee members, and to lower the number of committee members whose affirmative vote is so required to adopt a resolution so long as such number is at least a majority of the committee members present at any meeting at which a quorum is present. The Board of Directors may dissolve any committee at any time, unless otherwise provided in this Agreement.
ARTICLE VI.
OFFICERS
     6.1 Designation and Appointment. The Board of Directors may, from time to time, employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board of Directors), including employees, agents and other persons (any of whom may be a Member or Director) who may be designated as Officers of the Company (“Officers”), with titles including but not limited to “chairman of the board,” “chief executive officer,” “president,” “vice president,” “treasurer,” “Secretary,” “general counsel,” “director” and “chief financial officer,” as and to the extent authorized by the Board of Directors. Any number of offices may be held by the same person. In the Board of Directors’ discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officer so designated shall have such authority and perform such duties as is customary for an officer of such type for a corporation or as the Board of Directors may, from time to time, delegate to such Officer. The Board of Directors may assign titles to particular Officers. Each Officer shall hold office until his or her successor shall be duly designated and shall have qualified as an Officer or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board of Directors.
     6.2 Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Directors. The acceptance by the Board of Directors of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board of Directors. Designation of any person as an Officer by the Board of Directors pursuant to the provisions of

Section 6.1 shall not in and of itself vest in such person any contractual or employment rights with respect to the Company.
     6.3 Duties of Officers Generally. The Officers, in the performance of their duties as such, shall (i) owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware, and (ii) keep the Board of Directors reasonably apprised of material developments in the business of the Company.
     6.4 Chairman of the Board. The Chairman of the Board of Directors, when present, shall preside at all meetings of the Members and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. If there is no Chief Executive Officer or President, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the Company and shall have the powers and duties prescribed in Section 6.5.
     6.5 Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board of Directors, be responsible for the general supervision, direction and control of the business and the officers of the Company. He or she shall have the general powers and duties of management usually vested in the office of President of a business entity and shall have such other powers and duties as may be prescribed by the Board of Directors or this Agreement. The Board of Directors shall initially designate Sang Park as Chairman of the Board and Chief Executive Officer of the Company.
     6.6 President. Unless some other officer has been elected Chief Executive Officer of the Company, the President shall be the chief executive officer of the Company and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Company. He or she shall have the general powers and duties of management usually vested in the office of President of a business entity and shall have such other powers and duties as may be prescribed by the Board of Directors, the Chief Executive Officer (if the President is not the chief executive officer of the Company) or this Agreement.
     6.7 Vice President(s). The vice president(s) of the Company shall perform such duties and have such other powers as the president of the Company or the Board of Directors may from time to time prescribe. A vice president may be designated as an executive vice president, a senior vice president, an assistant vice president, or a vice president with a functional title.
     6.8 Secretary. The Secretary shall keep or cause to be kept at the principal place of business of the Company, or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of the Board of Directors, committees or other delegates of the Board of Directors and the Members. The Secretary shall keep or cause to be kept at the principal place of business of the Company a register or a duplicate register showing the names of all Members and their addresses, the class and equity interests in the Company held by each, the number and date of certificates issued for the same, if any, and the number and date of cancellation of every certificate surrendered for cancellation, if any. The Secretary shall give or cause to be given notice of all meetings of the Members and of the Board of Directors (or committees or other delegates thereof) required to be given by this Agreement or by Applicable Law and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by this Agreement.
     6.9 Treasurer. The Treasurer shall be the chief financial officer of the Company and shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Company. The books of account shall at all reasonable times be open to inspection by any Director. The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Company with such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Company as may be ordered by the Board of Directors, shall render to the President and the Board of Directors, whenever they request it, an account of all of his or her transactions as chief financial officer and of the financial condition of the Company and shall have other powers and perform such other duties as may be prescribed by the Board of Directors or this Agreement.
ARTICLE VII.
MEETINGS OF MEMBERS
     7.1 Meetings of Members.
          (a) All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice thereof). Except as otherwise required by law or as otherwise provided herein, only holders of Common Units shall be entitled to notice of, to attend and to vote at meetings of the Members.
          (b) An annual meeting of the Members shall be held for the purpose of election of the Directors and for the transaction of such other business as may properly come before the meeting. Any meeting of Members shall be held on such date and at such time as the Board of Directors shall fix and set forth in the notice of the meeting.
          (c) Special meetings of the Members for any proper purpose or purposes may be called at any time by the Board of Directors or upon the request of a Required Interest (defined below). Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members. As used herein, “Required Interest” means one or more Members owning among them more than 50% of the then outstanding Common Units.
          (d) All meetings of the Members shall be presided over by the chairman of the meeting, who shall be a Director designated by a majority of the Board of Directors. The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.
     7.2 Notice. Written notice stating the place, day and hour of any meeting of the Members and, with respect to a special meeting of the Members, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of such meeting by or at the direction of the Directors or person calling the meeting, to each Member entitled to vote at such meeting.
     7.3 Quorum; Voting.
          (a) Except as otherwise provided in the Certificate or this Agreement or required by applicable law, a quorum shall be present at a meeting of Members if the holders of a Required Interest are represented at the meeting in person or by proxy.
          (b) A Member may vote either in person or by proxy executed in writing by the Member. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable. Except as otherwise provided in the Certificate or this Agreement or required by applicable law, with respect to any matter, the affirmative vote of a majority of those present at a meeting of Members at which a quorum is present shall be the act of the Members.
     7.4 Action by Written Consent. Any action which could be taken by the Members at an annual or special meeting of Members may be taken by the Members, without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of a Required Interest (or holders of such higher aggregate percentage of Unit as is required to authorize or take such action under the terms of the Certificate, this Agreement or Applicable Law). Any such written consent may be executed and ascribed to by facsimile or similar electronic means.
     7.5 Record Date. The Board of Directors may fix a record date for purposes of determining Members entitled to notice of or vote at a meeting of Members (including any adjournment thereof), Members entitled to consent to action by written consent, and Members entitled to receive payment of any dividend or other distribution or allotment of any rights, which such record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which such record date shall not be more than sixty nor less than ten days before the date of such meeting, consent or payment.
     7.6 Adjournment. The chairman of the meeting or the holders of a Required Interest shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Members, such time and place shall be determined by a vote of the holders of a Required Interest and no notice of the adjourned meeting need be given if such time and place are announced at the meeting at which the adjournment is taken. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.
     7.7 Conversion.
          (a) Immediately prior to the consummation of an IPO authorized by the Board of Directors, the Members and Board of Directors will take all necessary and desirable actions in consummation of any such IPO, and, if approved by the Board of Directors, effect a Solvent Reorganization of the Company into a corporation and/or an exchange of the Units into Securities of the Company or its Subsidiaries or distribution of Securities of the Company or its Subsidiaries in respect of

Units (the “Reclassified Securities”) the Board of Directors finds acceptable; provided, that (i) the Reclassified Securities provide each Member with substantially similar economic interest, governance, priority, vesting and other rights and privileges as such Member had prior to such recapitalization and/or exchange (prior to giving effect to the effect of the IPO on the terms of this Agreement) and are consistent with the rights and preferences attendant to such Units as set forth in this Agreement or Applicable Law as in effect immediately prior to such IPO and (ii) except as otherwise provided herein, the provisions of this Agreement shall apply to the Reclassified Securities and the issuer thereof as such provisions apply to the Units and the Company, mutatis mutandis.
     7.8 Merger and Consolidation. Pursuant to an agreement of merger or consolidation, the Company may merge or consolidate with or into one or more limited liability companies or one or more other business entities (as defined in the Act); provided that such merger or consolidation is approved by the Board of Directors and authorized by the affirmative vote of the Required Interest.
     7.9 Sale of Assets. The Company may sell, lease or exchange all or substantially all of its property and assets upon such terms and conditions and for such consideration as the Board of Directors deems expedient and for the best interests of the Company, provided that such sale, lease or exchanges is approved by the Board of Directors and authorized by a resolution adopted by the Required Interest at a special meeting duly called for purposes of considering such sale, lease or exchange.
ARTICLE VIII.
INDEMNIFICATION
     8.1 Right to Indemnification.
          (a) No Member shall have any fiduciary or other duty to another Member with respect to the business and affairs of the Company. No Member shall have any responsibility to restore any negative balance in his capital account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as required by the Act or other Applicable Law.
          (b) To the fullest extent permitted by Applicable Law, no Director of the Company shall be personally liable to the Company or to any Member or other person or entity who may become a party to or bound by this Agreement for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by the Director of the Company in connection with this Agreement or the Company’s business and affairs or for breach of any duties (including fiduciary duties) arising under or in connection with this Agreement or the Company, except for any losses, claims, damages or liabilities primarily attributable to the Director’s willful misconduct, bad faith, recklessness or gross negligence, as finally determined by a court of competent jurisdiction, or as otherwise required by law.
          (c) To the fullest extent permitted by Applicable Law, no Member, Director, officer, or any direct or indirect officer, director, Affiliate stockholder, member or partner of a Member (each, an “Indemnitee”), shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any act or failure to act by such Indemnitee in connection with the conduct of the business of the Company, or by any other such Indemnitee in performing or participating in the performance of the obligations of the Company, so long as such action or failure to act was not in material violation of this Agreement and did not constitute gross negligence or willful misconduct.
          (d) To the fullest extent permitted by Applicable Law, the Company shall indemnify and hold harmless each Indemnitee to the fullest extent permitted by Applicable Law against losses, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses and amounts paid in settlement) incurred by any such Indemnitee in connection with any action, suit or proceeding to which such Indemnitee may be made a party or otherwise involved or with which it shall be threatened by reason of its being a Member, Director, officer, or any direct or indirect officer, director, Affiliate stockholder or partner of a Member, or while acting as (or on behalf of) a Member on behalf of the Company or in the Company’s interest. Such attorneys’ fees and expenses shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that such Indemnitee is not entitled to indemnification with respect thereto.
          (e) The right of an Indemnitee to indemnification hereunder shall not be exclusive of any other right or remedy that a Member, Director or officer may have pursuant to Applicable Law or this Agreement.
          (f) An Indemnitee shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.
          (g) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Indemnitee, an Indemnitee acting within the scope of this Agreement shall not be liable to the Company or to any other Indemnitee for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Indemnitee. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.
          (h) The foregoing provisions of this Section 8.1 shall (a) survive any termination of this Agreement and (b) be contract rights, and no amendment, modification, supplement, restatement or repeal of this Section 8.1 shall have the effect of limiting or denying any such rights with respect to actions giving rise to losses, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses and amounts paid in settlement) prior to any such amendment, modification, supplementation or repeal.
     8.2 Insurance and Other Indemnification. The Board of Directors shall have the power to (i) authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by Applicable Law, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by Applicable Law.
ARTICLE IX.
TAXES
     9.1 Tax Returns. The Board of Directors shall cause the Company to prepare and file all necessary U.S. federal, state, local and foreign tax returns for the Company including making the elections described in Section 9.2. Each Member shall furnish to the Company all pertinent information (including without limitation form W-8BEN, W-8ECI or W-8EXP, as applicable) in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed. Such tax returns will duly reflect the allocation of income, gain, loss and deduction set forth in Article IV of this Agreement.
     9.2 Tax Elections. To the extent permitted by applicable tax law, the Company shall make the following elections on the appropriate tax returns:
          (a) to adopt the fiscal year ending December 31 as the Company’s taxable year; and
          (b) to adopt the accrual method of accounting and to keep the Company’s books and records on the accrual basis method.
Neither the Company nor any Director or Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.
     9.3 Tax Allocations and Reports. The Company shall take reasonable efforts so that within three calendar months after the end of each fiscal year, the Board of Directors shall cause the Company to furnish each Member an Internal Revenue Service Form K-l, Form 5471 and any similar form required for the filing of state or local income tax returns for such Member for such fiscal year, which forms will duly reflect the allocation of income, gain, loss and deduction set forth in Article IV of this Agreement. Upon the written request of any such Member and at the expense of such Member, the Company will use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any federal, state, local and foreign income tax return which must be filed by such Member.
          (a) The Tax Matters Partner will determine whether to make or revoke any available election pursuant to the Code. Each Member will, upon request, supply the information necessary to give proper effect to any such election.
          (b) The Board of Directors shall designate a Member to act as the “Tax Matters Partner” (as defined in Section 6231(a)(7) of the Code) in accordance with Sections 6221 through 6233 of the Code. Upon such designation, the Tax Matters Partner shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith; provided that, the Tax Matters Partner may be removed and replaced by, and shall act in such capacity at the direction of, the

Board of Directors. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings. Subject to the foregoing proviso, the Tax Matters Partner will have reasonable discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member, and if paid by the Company, will be recoverable from such Member (including by offset against distributions otherwise payable to such Member). Each Director will be provided with a copy of all tax returns filed by the Company and the Tax Matters Partner will consult with and keep the Board of Directors fully informed about the status of all material tax examinations, controversies and proceedings.
     9.4 Partnership for U.S. Federal Tax Purposes. Prior to the effective time of an affirmative election for the Company to be treated as a corporation for U.S. federal income tax purposes or prior to the time the Company is converted to a corporation under Delaware (or other state) law, whether by operation of law, merger, or otherwise, for U.S. federal tax purposes the parties agree to treat the Company as a partnership and to treat all Units as interests in such partnership and no party shall take any position inconsistent with this characterization in any tax return or otherwise.
     9.5 Unrelated Business Taxable Income. The Company will operate and make investments in a manner that will not cause a non-U.S. Member to be obligated to file tax returns as a result of income that is effectively connected with the conduct of a trade or business within the United States within the meaning of Sections 871 and 882 of the Code, or as a result of the application of Section 897 of the Code. The Company will operate and make investments in a manner that will not cause a any Tax Exempt Member or beneficial owner thereof to realize any “unrelated business taxable income” within the meaning of Sections 512 through 514 of the Code or any item of gross income that would be included in determining such Member’s (or beneficial owner’s) unrelated business taxable income.
ARTICLE X.
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
     10.1 Book. The Company shall maintain complete and accurate books of account of the Company’s affairs at the Company’s principal office, which books shall be open to inspection by any Member (or its authorized representative) to the extent required by the Act.
     10.2 Company Funds. Except as specifically provided in this Agreement or with the approval of the Board of Directors, the Company shall not pay to or use for, the benefit of any Member (except in any Member’s capacity as a Director, employee or independent contractor of the Company), funds, assets, credit, or other resources of any kind or description of the Company. Funds of the Company shall (i) be deposited only in the accounts of the Company in the Company’s name, (ii) not be commingled with funds of any Member, and (iii) be withdrawn only upon such signature or signatures as may be designated in writing from time to time by the Board of Directors.

ARTICLE XI.
DISSOLUTION, LIQUIDATION, AND TERMINATION
     11.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:
          (a) the decision of the Board of Directors to dissolve and liquidate the Company;
          (b) the written consent of Members owning a majority of the Common Units; and
          (c) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
     The Company shall not be dissolved by the admission of Members in accordance with the terms of this Agreement. The death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of an event that terminates the continued membership of a Member in the Company, shall not cause the Company to be dissolved and its affairs wound up so long as the Company at all times has at least one Member. Upon the occurrence of any such event, the business of the Company shall be continued without dissolution.
     11.2 Liquidation and Termination.
          (a) On dissolution of the Company, Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the Directors who have not wrongfully dissolved the Company shall act as liquidator or may appoint one or more Members as liquidator. The liquidator shall wind up the affairs of the Company as provided in the Act and shall have all the powers set forth in the Act. The costs of liquidation shall be a Company expense.
          (b) Upon the winding up of the Company, the assets of the Company shall first be distributed to creditors, including Members and Directors who are creditors, to the extent otherwise permitted by Applicable Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made.
          (c) Any assets remaining after the Company’s liabilities and obligations have been paid (or reasonable provision for the payment thereof has been made) shall be distributed to the Members in accordance with the positive capital account balances of the Members, as determined after taking into account all capital account adjustments for the Company’s taxable year during which such liquidation occurs (other than those made as a result of this Section), by the end of such taxable year or, if later, within 90 days after the date of such liquidation, except as permitted by Reg. § 1.704- l(b)(2)(ii)(b).
          (d) If, at the discretion of the Board of Directors, any assets of the Company are distributed in-kind to the Members, such assets shall be valued on the basis of the fair market value thereof as determined by the Board of Directors in their reasonable discretion on the date of distribution. Without limiting the Board of Directors’ discretion to make such a valuation or requiring that any such appraisal be made, the valuation of any asset by the Board of Directors on the basis of the determination of its fair market value by an independent appraiser shall be deemed to be a reasonable value for such asset and a reasonable exercise of such discretion. Upon any such in-kind distribution to a Member, the capital accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property (that has not previously been reflected in the Members’ capital accounts) would be allocated among the Members if there had been a taxable disposition of such property at its fair market value on the date of distribution. The capital accounts of the Members receiving a distribution in-kind shall then be reduced by the fair market value of the property distribution.
          (e) Nothing in this ARTICLE XI shall be construed to extend the time period prescribed under Section 11.2(c) above and Reg. § 1.704-l(b)(2)(ii)(b) for making liquidating distributions of the Company’s assets. If the liquidator deems it impracticable to cause the Company to make distributions of the liquidating proceeds to the Members within the time period described under Reg. § 1.704-l(b)(2)(ii)(b), the liquidator may make any arrangement that is considered for federal income tax purposes to effectuate liquidating distributions of all of the Company’s assets to the Members within the time period prescribed in such regulation and that will permit the sale of the non-cash assets considered so distributed in a manner that gives effect, to the extent possible, to the intent of the preceding provisions of this ARTICLE XI.
     11.3 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, upon dissolution of the Company, the deficit, if any, in the capital account of any Member, including any deficit that results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation) or distributions of assets pursuant to this Agreement to all Members, shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s capital account to zero.
     11.4 Certificate of Cancellation. On the completion of the winding up of the Company following its dissolution, the Board of Directors shall cancel any filings made pursuant to Section 1.5 and the Board of Directors (or such other person or persons as the Act may require or permit) shall file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware. The Company shall terminate when the Certificate shall have been canceled in the manner required by the Act.
ARTICLE XII.
TRANSFER RESTRICTIONS
     12.1 Limitations on Transfers.
          (a) No Member shall be permitted to Transfer any Units held by such Member except for Transfers made in accordance with this Section 12.1.
          (b) Notwithstanding any other provisions of this Agreement, or the compliance with any of the terms hereof, no Transfer of Units shall be effective, and any such Transfer of Units shall be deemed null and void, if, at the time of such Transfer, the Company has more than 450 “holders of record” (as understood for purposes of Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Units and/or Warrants.

          (c) Subject to Section 12.1(e), the limitations set forth in Section 12.1(b) shall not prohibit: (i) a Transfer of Units by a Member to another Person that, immediately prior to the Transfer, is a holder of record of Units and/or Warrants, (ii) a Transfer of Units by a Member to the Company, (iii) a Transfer of Units by the Company to a Person that, immediately prior to the Transfer, is a holder of record of Units and/or Warrants, or (iv) a Transfer of all Units owned by the proposed transferor to a single Person who is treated as a single record holder of Units under the Exchange Act. Any attempted Transfer that is prohibited by Section 12.1(b) and not approved by the Company or otherwise prohibited by this Section 12.1 and not approved by the Company shall be null and void and shall not be effective to Transfer any Units. The proposed transferee shall not be entitled to any rights of Members of the Company, including, but not limited to, the rights to vote or to receive dividends and liquidating distributions, with respect to the Units that were the subject of such attempted Transfer.
          (d) By the fifth (5th) business day after the Company has 350 or more holders of record of Warrants and/or Common Units, the Company shall issue a press release stating the number of holders of record of Warrants and Common Units (a “Notice Date Press Release”). A Transfer of Units that is completed or attempted after the Company issues a Notice Date Press Release shall be null and void and not effective unless (i) the holder seeking to make such Transfer delivers to the Company notice of its intent to Transfer, (ii) such Transfer is approved in advance by the Company and (iii) such Transfer otherwise complies with the terms of this Agreement.
          (e) Notwithstanding anything to the contrary in this Agreement or this Section 12.1, no sale, disposition or other transfer of Units otherwise permitted by this Agreement shall be effective without the prior written consent of the Company if, in the Company’s sole discretion, such disposition could cause the Company to be treated as a “publicly traded partnership” within the meaning of section 7704 of the Code.
          (f) The restrictions contained in this Section 12.1 are for the purpose of ensuring that the Company is not required to become a registrant under the Exchange Act due to the number of Members or becoming a “publicly traded partnership” within the meaning of section 7704 of the Code. The Company may institute legal proceedings to force rescission of a Transfer prohibited by this Section 12.1 and to seek any other remedy available to it at law, in equity or otherwise, including an injunction prohibiting any such Transfer.
          (g) No Transfer of any Units shall become effective (i) unless prior written notice thereof has been delivered to the Company, (ii) unless such Transfer complies with this Section 12.1, (iii) until the Transferee (unless already party to this Agreement) executes and delivers to the Company a Joinder Agreement in the form attached hereto as Exhibit B and (iv) upon request by the Company, the delivery of an opinion of counsel, in form and substance reasonably satisfactory to the Board of Directors, with respect to the compliance of the Transfer under Applicable Law and any other matters reasonably requested by the Company. Upon such Transfer and such execution and delivery, the Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the Transferred Units in the same manner as the Member effecting such Transfer.

     12.2 Drag-Along Rights.
          (a) At any time, if Avenue desires to effect a Drag-Along Sale, Avenue at its option may require all Members to sell such number of their respective Units on a pro-rata basis as Avenue desires such Members to sell to any Person that is not affiliated with Avenue in such Drag Along Sale for the consideration determined in accordance with Section 12.2(d) and otherwise on the same terms and conditions as apply to those Units to be sold by Avenue. A “Drag-Along Sale” shall mean the occurrence of any of the following: (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than current Members of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than one-half of the then outstanding voting securities of the Company; (ii) there occurs a merger, consolidation or combination of the Company with any other entity, other than a merger, consolidation or combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least a majority of the combined voting power of the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger, consolidation or combination; (iii) any Person or Persons, other than Members of the Company on the Effective Date, has or have the right to elect a majority in number of the persons then serving on the Board of Directors; or (iv) all or substantially all of the assets of the Company are sold to an unaffiliated third party or parties in one transaction or series of related transactions followed by the dissolution and winding up of the Company.
          (b) Written notice of the Drag-Along Sale (the “Drag-Along Sale Notice”) shall be provided by Avenue to all holders of Units. Such Drag-Along Sale Notice shall disclose in reasonable detail the number and class of Units to be subject to the Drag-Along Sale (the "Drag-Along Securities”), an estimate of the proposed price, the other proposed terms and conditions of the proposed Drag-Along Sale (including copies of the definitive agreements relating thereto, if available) and the identity of the prospective purchaser.
          (c) With respect to any Drag-Along Sale, each Member agrees that it shall use its reasonable best efforts to effect the Drag-Along Sale as expeditiously as practicable, including delivering all documents necessary or reasonably requested in connection with such Drag-Along Sale, voting in support of such transaction and entering into any instrument, undertaking or obligation necessary or reasonably requested in connection with such Drag-Along Sale (as specified in the Drag-Along Sale Notice). Subject to the terms and conditions of this Section 12.2(c) and without limiting the generality of the foregoing, the Company and each Member shall take or cause to be taken all actions, and do, or cause to be done, on behalf and in respect of the Company any and all actions that may be reasonably requested consistent with this Section 12.2(c) in connection with any Drag-Along Sale. In addition, each holder of Drag-Along Securities, in the case of a Drag-Along Sale, shall (i) pay its pro rata share (based on the aggregate proceeds) of the reasonable expenses (if any) incurred by the Company in connection with such Drag-Along Sale; and (ii) join on a pro rata basis (based on the aggregate proceeds), severally and not jointly, in any indemnification or other obligations that are specified in the Drag-Along Sale Notice, other than any such obligations which relate specifically to a particular holder such as indemnification with respect to representations and warranties given by a holder regarding such holder’s title to and ownership of Units and other fundamental customary representations and warranties; provided that no holder shall be obligated under this clause in connection with such Transfer to agree to indemnify or hold harmless the Transferee or Transferees with respect to an amount in excess of the proceeds paid in respect of such holder’s Units in connection with such Drag-Along Sale.

          (d) In the event of a Drag-Along Sale, each Member shall be required to Transfer such Units held by such Member as provided in the Drag-Along Sale Notice to the extent such Transfer is required under Section 12.2 hereof. In the event of a Drag-Along Sale of all of the Units or a repurchase of Units by the Company pursuant to Section 12.2(e), the amount each Member will be entitled to receive in respect of any Units sold in such Drag-Along Sale will be the amount that would have been distributable pursuant to Section 4.2, assuming all proceeds of such Drag-Along Sale were received by the Company and distributed. Each Member will be entitled to receive the same form of consideration (and be subject to the same indemnity and escrow provisions) as a result of such Drag-Along Sale.
          (e) Notwithstanding anything to the contrary set forth in this Section 12.2, the Company or its designee shall have the option on a Drag-Along Sale to purchase, and each Member shall be required to sell, any Units held by such Member to the Company.
     12.3 Holdback Agreement. If requested by the lead managing underwriter, each Member agrees not to effect any public sale or distribution of any Securities of the Company (or any other entity or entities created though any Solvent Reorganization or designated by the Board of Directors) being registered or of any securities convertible into or exchangeable or exercisable for such Company Securities, including a sale pursuant to Rule 144 under the Securities Act, during a period of not more than one hundred and eighty (180) days after, an IPO commencing on the effective date of the registration statement (the “Lock-Up Period”), unless expressly authorized to do so by the lead managing underwriter; provided, however, that if any other holder of securities of the Company shall be subject to a shorter period or receives more advantageous terms relating to the Lock-Up Period, then the Lock-Up Period shall be such shorter period and also on such more advantageous terms and notwithstanding the foregoing, the Members shall not be required to sign lock-up agreements unless all of the Company’s directors, officers and securityholders owning one percent (1%) or more of the Company’s fully diluted voting stock have signed lock-up agreements with the managing underwriters. Any such lock-up agreements signed by the Members shall contain reasonable and customary exceptions, including, without limitation, the right of a Holder to make transfers to certain Affiliates and transfers related to securities owned by Members as a result of open market purchases made following the closing of the applicable offering. The Company shall be authorized to impose stop-transfer instructions with respect to the securities subject to the foregoing restrictions until the end of the relevant period.
ARTICLE XIII.
GENERAL PROVISIONS
     13.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts then due and payable from such Member to the Company may be deducted from that sum before payment.
     13.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be sent under this Agreement must be in writing and must be sent by registered mail, addressed to the recipient, postage paid, or by delivering that writing to the recipient in person, by internationally recognized express courier, or by facsimile transmission; and a notice, request, or consent sent under this Agreement is effective on receipt by the person to receive it. A notice, request or consent shall be deemed received when delivered if personally delivered, after a “good transmission” receipt is received, if sent via facsimile, or otherwise on the date of receipt by the recipient thereof. All notices, requests, and consents to be sent to a Member must be sent to or made at the address or facsimile number ascribed to that Member on the books of the Company or such other address or facsimile number as that Member may specify by notice to the Company and the other Members. Any notice, request, or consent to the Company must be sent to the Company at its principal office. Whenever any notice is required to be sent by law, the Certificate or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
     13.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties on the date hereof with respect to the subject matter hereof and supersedes all prior understandings, contracts or agreements among the parties with respect to the subject matter hereof, whether oral or written.
     13.4 Effect of Waiver or Consent. The failure of a Member to insist on the strict performance of any covenant or duty required by the Agreement, or to pursue any remedy under the Agreement, shall not constitute a waiver of the breach or the remedy.
     13.5 Amendment. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment, modification or waiver is set forth in a writing executed by (i) the Company and (ii) the Required Interest, except an amendment that materially and adversely affects any Member without similarly affecting the rights and obligations of all holders of the same class of Units shall be effective only if such Member executes such amendment. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
     13.6 Binding Act. Subject to the restrictions on transfer set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.
     13.7 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the Act, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     13.8 Consent to Exclusive Jurisdiction. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement or any agreement, certificate or other instrument entered into in contemplation of the transactions contemplated by this Agreement, or any matters arising out of or in connection with this Agreement or such other agreement, certificate or instrument, and any action for the enforcement of any judgment in respect thereof, shall be brought exclusively in the Delaware Court of Chancery of New Castle County, Delaware or the courts of the United States of America for the District of Delaware, unless the parties to any such action or dispute mutually agree to waive this provision. By execution and delivery of this Agreement, each of the parties hereto irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable party at his, her or its address referred to herein. Each of the parties hereto irrevocably waives any objection which he, she or it may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waives and agrees, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.
     13.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Members shall negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provision in accordance with the original intent of the Members signatory hereto.
     13.10 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
     13.11 No Third Party Benefit. The provisions hereof are solely for the benefit of the Company and its Members, Directors and Officers and are not intended to, and shall not be construed to, confer a right or benefit on any creditor of the Company or any other Person.
     13.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
     13.13 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to Articles and Sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

AVENUE INTERNATIONAL MASTER, L.P.
By: Avenue International Master GenPar, Ltd., its General Partner

/s/ Sonia E. Gardner

Name: Sonia E. Gardner
Title: Director

AVENUE INVESTMENTS, L.P.
By: Avenue Partners, LLC, its General Partner

/s/ Sonia E. Gardner

Name: Sonia E. Gardner
Title: Member

AVENUE SPECIAL SITUATIONS FUND V, L.P.
By: Avenue Capital Partners V, LLC, its General Partner
By: GL Partners V, LLC, its Managing Member

/s/ Sonia E. Gardner

Name: Sonia E. Gardner
Title: Member

AVENUE SPECIAL SITUATIONS FUND IV, L.P.
By: Avenue Capital Partners IV, LLC, General Partner
By: GL Partners IV, LLC, its Managing Member

/s/ Sonia E. Gardner

Name: Sonia E. Gardner
Title: Member

AVENUE-CDP GLOBAL OPPORTUNITIES FUND, L.P.
By: Avenue Global Opportunities Fund GenPar, LLC, its General Partner

/s/ Sonia E. Gardner

Name: Sonia E. Gardner
Title: Member
[Signature Page to Fifth Amended and Restated Limited Liability Company Operating Agreement
of MagnaChip Semiconductor LLC]

Schedule I
INITIAL DIRECTORS
Sang Park, Chairman of the Board and Chief Executive Officer
Michael Elkins
Randal Klein
Steven Tan
Nader Tavakoli